Exhibit 4.4

MECOX LANE LIMITED

FOURTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of October 1, 2010, by and among Mecox Lane Limited, a company organized under the laws of the Cayman Islands (the “Company”) and certain undersigned investors as also set forth in Schedule A (such investors, including their permitted transferees and assigns of record in accordance with the terms of this Agreement, collectively, the “Investors”).

RECITALS

A.	On December 28, 2008, Maxpro Holdings Limited (“Maxpro”), Upasia Holdings Limited, Ever Keen Holdings Limited, CDIB & Partners Investment Holding Corporation (“CDIB”) and Peak Capital Partners I, L.P. (“Peak”) entered into the Third Amended and Restated Registration Agreement (“Old Agreement”), pursuant to which certain rights and obligations were undertaken by the Investors.

B.	Upasia had subsequently transferred all of its equity interest in the Company to Iconix China Holdings Limited, Unidex Holdings Ltd., Rich World Finance Limited, Made in China Ltd., Zero2IPO China Angel Fund I, L.P., Zero2IPO China Angel Affiliates Fund I, L.L.C., WRH-Mecox, LLC and Maxpro.

C.	Each of the Investors holds the number of securities in the Company as set out against its name in Schedule B.

D.	Pursuant to Section 2.1 of the Old Agreement, the Old Agreement may be amended in any manner with the written consent of the record or beneficial owners of at least 50% of the Registrable Securities (as defined in the Old Agreement).

E.	By this Agreement, the Company and the Investors, holding at least 50% of the Registrable Securities, wish to amend and restate the Old Agreement in its entirety, and to provide certain registration rights as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	REGISTRATION RIGHTS.

1.1	Applicability of Rights. The Holders shall be entitled to the following rights with respect to any potential public offering (except for (a) the initial registered underwritten public offering of the Company’s Shares (the “IPO”), (b) a registration relating solely to employee stock option or purchase plans, (c) a registration on Form S-4 relating solely to an SEC Rule 145 transaction, or (d) a registration on any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) of the Company’s ordinary shares (“Ordinary Shares”) or securities representing such Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange or inter-dealer quotation system.

1.2	Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a)	Business Day. The term “Business Day” means any day (excluding Saturdays, Sundays and public holidays in the People’s Republic of China (“China”) and Hong Kong Special Administrative Region (“Hong Kong”)) on which banks generally are open for business in China and Hong Kong.

(b)	Demand Holder. For purposes of this Agreement, the term “Demand Holder” means (i) holders of at least a majority of the Registrable Securities, (ii) Peak so long as it holds Registrable Securities, or (iii) any permitted transferees and assignee of record of Peak’s Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

(c)	Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(d)	Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” mean such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)	Holder or Holders. The terms “Holder” or “Holders” mean any person or persons to whom Registrable Securities were originally issued, including their permitted transferees and assignees of record in accordance with the terms of this Agreement.

(f)	Qualified Public Offering. The term “Qualified Public Offering” means a firm commitment underwritten public offering of Ordinary Shares of the Company and the listing of such Ordinary Shares on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong and Singapore, or any other stock exchange that is approved by the Board;

(g)	Registrable Securities. The term “Registrable Securities” means (i) the Ordinary Shares held by the Investors as set out in Schedule B, (ii) any other Shares owned or hereafter acquired by the Investors and (iii) all shares of capital stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights hereunder are not assigned. Notwithstanding the foregoing, “Registrable Securities” shall exclude (1) any Shares sold by a Holder in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement and (2) any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(h)	Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(i)	Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with the Securities Act (as defined below).

(j)	Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.3, 1.4 and 1.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and expenses of the depositary bank (if any), fees and disbursements of counsel for the Company, fees and disbursements of one (1) law firm for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(k)	SEC. The term “SEC” means the Securities and Exchange Commission.

(l)	Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

(m)	Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 1.3, 1.4 or 1.5 hereof.

(n)	Shares. The term “Shares” shall mean the Company’s Ordinary Shares.

1.3	Demand Registration.

(a)	Request by Demand Holders. If the Company shall, at any time after six (6) months following the closing of an IPO, receive a written request from any of the Demand Holders that the Company file a registration statement under the Securities Act to register with the SEC Registrable Securities having an aggregate offering price to the public in excess of US$5,000,000 pursuant to this Section 1.3, then the Company shall, within ten (10) Business Days of its receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Demand Holders request to be registered and included in such registration by written notice given by such Demand Holders to the Company within twenty (20) days after receipt of the Request Notice from the Company, subject only to the limitations of this Section 1.3; provided that the Company shall not be obligated to effect any such registration, (A) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 1.3 or Section 1.5, (B) if the Company has, within sixty (60) days prior to the filing of, and ninety (90) days following the effective date of, such request, already effected a registration statement pertaining to an underwritten public offering, or (C) in which the Demand Holders had an opportunity to participate pursuant to the provisions of Section 1.4, other than a registration from which the Registrable Securities of the Demand Holders have been excluded (with respect to all or any portion of the Registrable Securities the Demand Holders requested be included in such registration) pursuant to the provisions of Section 1.4(b). For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to include the equivalent registration in a jurisdiction other than the United States as designated by such Demand Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, United States law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-United States jurisdiction.

(b)	Underwriting. If the Demand Holders initiating the registration request under this Section 1.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 1.3 and the Company shall include such information in the Request Notice. In such event, the right of any Demand Holder to include its Registrable Securities in such registration shall be conditioned upon such Demand Holder’s participation in such underwriting and the inclusion of such Demand Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Demand Holder) to the extent provided herein. All Demand Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Demand Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (such limit, the “Maximum Number of Securities”), then the Company shall so advise all Demand Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and the Company shall include in such registration and underwriting, first, the Registrable Securities Peak proposes to register which shall not exceed the Maximum Number of Securities, and second, the Registrable Securities of any other Demand Holders, in an amount which, together with the Registrable Securities Peak proposes to register, shall not exceed the Maximum Number of Securities, such amount to be allocated among such other Demand Holders on a pro rata basis (based on the number of Registrable Securities then outstanding held by such other Demand Holders requesting registration); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that (i) in any demand registration pursuant to this Section 1.3 in which Peak is participating, all of the Registrable Securities requested by Peak to be included in such underwriting and registration shall be so included and (ii) in any demand registration pursuant to this Section 1.3, at least twenty-five percent (25%) of shares of Registrable Securities requested by the Demand Holders to be included in such underwriting and registration shall be so included. If any Demand Holder disapproves of the terms of any such underwriting, such Demand Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Maximum Number of Demand Registration. The Company shall not be obligated to effect more than three (3) such demand registration pursuant to this Section 1.3.

(d)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to Demand Holders requesting registration pursuant to this Section 1.3, a certificate signed by the Chairman or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

1.4	Piggyback Registrations.

(a)	The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to submitting or filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to the IPO or secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 1.3 or Section 1.5 of this Agreement or to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)	Underwriting. If a registration statement under which the Company gives notice under this Section 1.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 1.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary from with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to Peak, third, to each of the Holders (other than Peak) requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and fourth, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty percent (20%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Not Demand Registration. Registration pursuant to this Section 1.4 shall not be deemed to be a demand registration as described in Section 1.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.4.

1.5	Form S-3 or Form F-3 Registration. In case the Company shall receive from any Holder a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefore, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 1.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.5:

(i)	if Form S-3 or Form F-3 is not available for such offering by the Holders;

(ii)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;

(iii)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 1.3(b) and 1.4(a); or

(iv)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form S-3 or Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c)	Not Demand Registration. Form S-3 or Form F-3 registration shall not be deemed to be demand registration as described in Section 1.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.5.

(d)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting registration pursuant to this Section 1.5, a certificate signed by the Chairman or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed at such time, then the Company shall have the right to defer such filing no more than once during any 12 month period for a period of not more than 120 days after receipt of the request of the Holders requesting registration pursuant to this Section 1.5; provided further, that the Company shall not register any other of its shares during such 120-day period.

1.6	Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 1.3, 1.4 or 1.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 1.3, 1.4 or 1.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.3 if the registration request is subsequently withdrawn at the request of the Demand Holders of the Registrable Securities to be registered, unless such Demand Holders of the Registrable Securities to be registered agree that such registration constitutes the use by such Demand Holders of one (1) demand registration pursuant to Section 1.3 (in which case such registration shall also constitute the use by all demand Holders of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Demand Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Demand Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Demand Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 1.3.

1.7	Obligation of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form S-3 or Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form S-3 or Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)	Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offerings. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)	Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.8	Furnish Information. It shall be a condition precedent of the obligations of the Company to take any action pursuant to Sections 1.3, 1.4 or 1.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

1.9	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.3, 1.4 or 1.5:

(a)	By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holders and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United Sates federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United Sates federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officers, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Company expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b)	By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officer, director, legal counsel, or any person who control such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officers, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)	Notice. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume, the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to delver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)	Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 1.9 but it is judicially determined (by the entry of a final judgement or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 1.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)	Survival; Consents to Judgments and Settlement. The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

1.10	Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Section 1.3, 1.4 and 1.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.3, 1.4 or 1.5: (a) to the extent that, in the reasonable opinion of counsel to the Company, such Registrable Securities may then be sold without registration pursuant to Rule 144 promulgated under the Securities Act, or (b) to any Holder of Registrable Securities five (5) years after the Company’s IPO.

1.11	No Registration Rights to Third Parties. Without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, "piggyback" or Form S-3 or Form F-3 registration rights described in this Section 1, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities; provided that to the extent such granting or creation of such senior or parity registration rights is made pursuant to an issuance of additional securities in the Company to any existing Holders of Registrable Securities or their affiliates, subject to the Articles of Association of the Company, Peak, Maxpro and Ever Keen Holdings Limited (“EverKeen”) shall have the right to participate in such issuance and subscribe for an amount of such additional securities proportional to its then percentage shareholding in the Company on the date immediately prior to such issuance, on the same terms and shall exercise the said right within 15 Business Days of written notification by the Company, and the failure of Peak, MaxPro or EverKeen to exercise the said right shall not prevent the Company from proceeding with such issuance; provided, further, that such grant or creation of any senior registration rights shall not be made to the Registrable Securities without prior written consent of Peak.

1.12	Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3 or Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a)	Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all time after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)	File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)	So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s IPO), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualified), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration pursuant to Form S-3 or Form F-3.

2.	GENERAL PROVISIONS

2.1	Waiver and Amendments. With the written consent of the record or beneficial owners of at least 50% of the Registrable Securities, the obligations of the Company and the rights of the Holders of the Registrable Securities under this Agreement may be waived either generally or in a particular instance (either retroactively or prospectively, and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter in to a supplementary agreement for the purpose of adding any provisions or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such modification, amendment or waiver shall reduce the aforesaid percentage of Registrable Securities without the consent of holders of at lease 75% of the Registrable Securities. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Registrable Securities who have not previously consented thereto in writing. This Agreement or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 2.1. Notwithstanding the above, the Company and the Holders of the Registrable Securities under this Agreement may not waive or amend any provision set forth in this Agreement in a manner that would adversely affect the rights of Peak hereunder without prior written approval of Peak.

2.2	Governing Law. This Agreement shall in all respects be construed and enforced in accordance with and governed by the internal laws of the State of New York (as permitted by Sections 5-1401 of the General Obligations Law) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

2.3	Transfer of Registration Rights. Holder’s rights to cause the Company to register their securities and keep information available, granted to them by the Company under this Agreement may be assigned to a transferee or assignee of at least 500,000 Shares of a Holder’s Registrable Securities (or securities convertible into Registrable Securities) not sold to the public (provided that CDIB’s rights hereunder may be assigned to a transferee or assignee of all, but not less than all, of the CDIB Series C Shares, or of the Ordinary Shares into which all, but not less than all, of CDIB series C Shares may be converted), provided that the Company is given written notice by such Holder at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, provided, further, that in connection with and as a condition to said transfer or assignment pursuant to this section 2.3, said transferee or assignee shall agree to be bound by and subject to the terms and conditions of this Agreement. For the purpose of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquired Registrable Securities by gift, will or interstate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.3.

2.4	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

2.5	Entire Agreement. This Agreement, including the other documents referred to herein which form a party hereof, contains the entire understanding of the parties hereto with respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

2.6	Notice, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon personal delivery or mailing by first call mail, postage prepaid, certified or registered mail, return receipt requested, addressed (i) if to any Holder, at such Holder’s address as set forth in the Company’s records, or at such other address as such Holder shall have furnished to the Company in writing, with a copy to such Holder’s counsel, or (ii) if to the Company, at such address as the Company shall have furnished to the Holder in writing, with a copy to the Company’s counsel.

2.7	Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall no in any way be affected or impaired thereby.

2.8	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.9	Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

2.10	Interpretation; Captions. This Agreement shall be construed according to its fair language. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

2.11	Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

2.12	Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to specific number of shares of Ordinary Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

2.13	Dispute Resolution.

(a)	The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties with in forty (40) days, Section 2.10 (b) shall apply.

(b)	Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Center in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

2.14	Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

2.15	Effective Date. This Agreement shall become effective immediately upon the completion of the IPO.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF this Agreement has been executed by the parties or their duly authorised representatives on the day and year first above written.

THE COMPANY:

MECOX LANE LIMITED

By:	/s/ Paul Zhang

Name:	Paul Zhang

Title:	CFO

IN WITNESS WHEREOF this Agreement has been executed by the parties or their duly authorised representatives on the day and year first above written.

Investors:

MAXPRO HOLDINGS LIMITED

By:	/s/ Nanpeng Shen

Name:	Nanpeng Shen

Title:	Director

IN WITNESS WHEREOF this Agreement has been executed by the parties or their duly authorised representatives on the day and year first above written.

EVER KEEN HOLDINGS LIMITED

By:	/s/ Nanpeng Shen

Name:	Nanpeng Shen

Title:	Director

IN WITNESS WHEREOF this Agreement has been executed by the parties or their duly authorised representatives on the day and year first above written.

PEAK CAPITAL PARTNERS I, L.P.

By:	/s/ John J. Ying

Name:	John J. Ying

Title:	Sole Member, General Partner

Schedule A

INVESTORS

Maxpro Holdings Limited

Iconix China Holdings Limited

Unidex Holdings Ltd.

Rich World Finance Limited

Made in China Ltd.

Zero2IPO China Angel Fund I, L.P.

Zero2IPO China Angel Affiliates Fund I, L.L.C.

WRH-Mecox, LLC

Ever Keen Holdings Limited

Peak Capital Partners I, L.P.

CDIB & Partners Investment Holding (Cayman) Limited

Schedule B

Investor	Type of Share	Registrable Shares Held Upon IPO *
Maxpro Holdings Limited	Ordinary Shares	155,793,801
Ever Keen Holdings Limited	Ordinary Shares	101,982,665
Iconix China Holdings Limited	Ordinary Shares	3,390,456
Unidex Holdings Ltd.	Ordinary Shares	10,171,369
Rich World Finance Limited	Ordinary Shares	6,780,913
Made in China Ltd.	Ordinary Shares	6,780,913
Zero2IPO China Angel Fund I, L.P.	Ordinary Shares	1,600,215
Zero2IPO China Angel Affiliates Fund I, L.L.C.	Ordinary Shares	96,680
WRH-Mecox, LLC	Ordinary Shares	1,696,895
Peak Capital Partners I., L.P.	Ordinary Shares	14,506,514
CDIB & Partners Investment Holding (Cayman) Ltd	Ordinary Shares	2,617,830

*	Assumes none of the Registrable Shares listed in Schedule B will be sold in the IPO.